Exhibit 99.1

Samsara Luggage Announces Reverse Stock Split

The company implemented a reverse split of the Company’s common stock at a ratio of 7,000-to-1.

NEW YORK, NY, March 22, 2021 – (BUSINESS NEWSWIRE) – Samsara Luggage (OTC: SAML) announced today that it will effect a reverse stock split of its issued and outstanding shares of common stock. The Reverse Stock Split will take effect at the open of business on Tuesday, March 23, 2021.

As a result of the Reverse Stock Split, seven-thousand pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding shares common stock will be reduced from 5,995,825,131 shares to 8,565,465 shares (subject to rounding of fractional shares).

“I am pleased to announce this action,” said Atara Dzikowski, Co-founder & CEO, Samsara Luggage. “The company has demonstrated maturity and creativity during this challenging year of the COVID-19 pandemic, which severely impacted international travel, and we believe that the approaching ‘new normal’ will generate greater opportunities within the travel industry”. Atara added that she believes that the reverse split will make the Company’s stock more attractive to long-term investors.

No fractional shares will be issued in connection with the Reverse Stock Split. The Registrant will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

The Registrant’s stock symbol will be changed to SAMLD, and after 20 business days, the symbol will change back to SAML.

About Samsara Luggage:

Samsara Luggage, Inc. (OTC: SAML) is a global smart luggage and smart travel brand with a deep belief in creating a world where travel isn’t a hassle, but rather an effortless experience. By combining smart features, including IoT technology, innovative design and quality materials, Samsara is dedicated to transforming the travel industry with its products. Samsara Luggage unveiled its Next Generation smart carry-on at the 2020 Consumer Electronics Show (CES). The Next Generation is the first to market a Wi-Fi Hotspot technology for travelers to access a secured network globally.

In response to the coronavirus pandemic Samsara Luggage launched the Smart Weekender Nano Bag, an overnight travel bag treated with a layer of bacteriostatic nanotechnology protection that prevents colonies of bacteria from developing on the fabric. Samsara Luggage also launched Essentials by Samsara, a safety kit providing commuters with a new layer of safety with protective items like facemasks, hand sanitizer, disposable gloves and alcohol wipes. These kits are sold individually and gifted to customers with purchase of the Carry-on Aluminum suitcase or Smart Weekender bag.

In the last quarter of 2020, Samsara launched Sarah & Sam Fashion and Lifestyle Collection. Sarah & Sam is a part of Samsara Direct business model prompted by the travel limitations due to the coronavirus pandemic, leveraging the company’s established digital assets and manufacturing and fulfillment supply chain capabilities to offer additional consumer products that respond to the changing needs of the market.

For more information visit www.samsaraluggage.com.

Forward-Looking Statements:

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including, without limitation, the following: changes in economic conditions; general competitive factors; the company’s success in obtaining new customers; the company’s ability to execute its business model and strategic plans; the company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. The company assumes no obligation to update these forward-looking statements.

SOURCE Samsara Luggage, Inc.

Samsara Media Contact:

eva@samsaraluggage.com